EXHIBIT 10.01

RESIGNATION AGREEMENT

THIS RESIGNATION AGREEMENT (the “Agreement”) is made and entered into by and among Cape Fear Bank Corporation, a North Carolina corporation formerly known as Bank of Wilmington Corporation (the “Corporation”), Cape Fear Bank, formerly known as Bank of Wilmington, a bank chartered under North Carolina law and a wholly owned subsidiary of the Corporation (the “Bank”), and John Cameron Coburn (“Coburn”). The Corporation and the Bank are referred to in this Agreement individually and together as the “Employer.”

W I T N E S S E T H:

WHEREAS, Coburn is the Chairman, President and Chief Executive Officer of the Corporation and the Bank;

WHEREAS, Coburn has notified the Employer that he wishes to resign from these positions, effective September 19, 2008 (the “Resignation Date”), and the parties have reached an arrangement as to such resignation, as evidenced in this Agreement; and

WHEREAS, Coburn and the Bank are parties to that certain Salary Continuation Agreement entered into effective as of June 23, 2005 (the “SERP Agreement”); and

WHEREAS, Coburn and the Bank are parties to that certain Endorsement Split Dollar Agreement entered into effective as of June 23, 2005 (the “Split Dollar Agreement”); and

WHEREAS, Coburn and the Bank are parties to that certain Amended Employment Agreement entered into effective as of November 22, 2006 (the “2006 Agreement”); and

WHEREAS, in recognition of Coburn’s years of service with the Employer, an agreement has been reached between Coburn and the Employer concerning certain matters as contained herein, and the Employer and Coburn hereby desire to set forth the terms and conditions thereof in writing.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Employer and Coburn agree as follows:

1. RESIGNATION. Coburn hereby resigns from all positions or offices currently held with the Employer. Coburn’s employment shall terminate on the Resignation Date, and Coburn shall have no further authority as an employee or agent of the Employer. Coburn specifically recognizes and agrees that this Agreement is a full and complete resolution, settlement, and termination of any rights or claims that Coburn may have had, or alleges to have had, to any further employment with the Employer and its affiliates following the Resignation Date.

2. SALARY AND VACATION PAY. The Employer shall pay to Coburn his normal salary, less normal deductions and withholdings, through the Resignation Date, and agrees to provide further special payments and consideration to Coburn as set forth below. The Employer also shall pay Coburn the amount of $56,730.77, less normal deductions and withholdings, representing all accrued but unused vacation calculated as of the Resignation Date. The Employer shall make the payment in a single lump sum on the first regular payday following the date of this Agreement.

3. SPECIAL SEPARATION PAYMENTS. The Employer agrees to provide the following consideration to Coburn based on his election of a Good Reason termination under the 2006 Agreement:

(a) The Employer shall pay to Coburn his normal base salary of two hundred fifty thousand dollars ($250,000.00), less normal deductions and withholdings, from the Resignation Date through December 31, 2010. The Employer will make the payment in a single lump sum in the amount of $570,138.89 on the six-month anniversary of the date of the Resignation Date.

(b) The Employer shall pay Coburn an amount equal to the present value of the Employer’s projected cost to maintain the Executive’s life and medical coverage had Coburn’s employment not terminated, in accordance with Section 4.5(b) of the 2006 Agreement. The Employer shall make the payment in a single lump sum in the amount of $17,162.73 on the six-month anniversary of the Resignation Date.

(c) The Employer shall pay Coburn an Early Termination Benefit as calculated under Section 2.2.1 of the SERP Agreement in the amount of $243,417.00. The Employer shall make the payment in a single lump sum on the six-month anniversary of the Resignation Date. The parties agree to amend the SERP Agreement as reflected in Exhibit A to this Agreement prior to the execution of this Agreement.

(d) The Employer shall pay Coburn the amount accrued and expensed by the Employer for the Split Dollar Agreement. The Employer shall make the payment in a single lump sum of $102,443.00 on the first regular payday following the date of this Agreement. In exchange, Coburn for himself and for Coburn’s beneficiaries shall forfeit and disclaim any right to receive any death proceeds under the Split Dollar Agreement.

(e) None of these payments shall be reduced by any compensation earned or benefits provided as the result of employment of Coburn or the result of Coburn being self-employed after the Resignation Date.

(f) All separation payments paid to Coburn under this section shall be subject to applicable federal, state and local income taxes, payroll tax and other withholdings required by law. Coburn agrees to report all such payments on his income tax returns and to be responsible for all taxes on such payments, including any accelerated tax, excise taxes, or interest charged under Section 409A of the Internal Revenue Code, 26 U.S.C.A. § 409A, and accompanying regulations.

4. MUTUAL RELEASE.

(a) Except for Coburn’s specific contractual rights and benefits under this Agreement and except as prohibited by law, Coburn hereby releases, acquits, quitclaims, and discharges the Employer, any subsidiaries or affiliates of the Employer, and their respective successors and assigns, and the directors, officers, associates, employees, agents, attorneys, benefit plans, and plan administrators of all of said entities, and their respective successors and assigns (collectively, the “Employer Releasees”), of and from any and all actions, causes of action, claims, demands, damages, costs (including reasonable attorneys’ fees), loss of services, expenses, and compensation, and for all consequential, compensatory, actual, punitive, or liquidated damages, known or unknown, including those under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., on account of, or in any way arising from the employment relationship between Coburn and the Employer, and any and all collateral matters pertaining thereto, whether directly, indirectly, or in any way connected with any Employer Releasee, including all rights Coburn or the Coburn Releasees may have under the 2006 Agreement, the SERP Agreement and the Split Dollar Agreement. As part of the consideration for this Agreement, Coburn agrees that, to the extent permitted by law and except as otherwise required by law, neither Coburn nor any of his heirs, legal representatives, or assigns will make or file any claim, charge, or lawsuit, or cooperate voluntarily in any investigation, lawsuit, or legal or administrative proceeding by any individual, entity, or agency, against or involving any Employer Releasee, for or on account of any claim Coburn may have or may have had against any Employer Releasee in connection with Coburn’s employment relationship with the Employer, the matters referenced above, and/or the cessation of Coburn’s employment with the Employer. Coburn further agrees that, except as prohibited by law, Coburn will waive and release any and all personal damages (including but not limited to damages relating to pain and suffering, back pay, and compensatory and/or punitive damages) resulting from any charge filed with or investigation conducted by the Equal Employment Opportunity Commission or any other administrative agency in connection with Coburn’s employment or any other relationship with the Employer.

Coburn understands and agrees that with respect to any rights or claims of Coburn under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “Act”): (a) no rights or claims are waived by Coburn that may arise from an event or transaction that occurs after the date this Agreement is executed by Coburn; (b) Coburn has been advised in writing to consult with an attorney prior to executing this Agreement; (c) Coburn has been advised that he has twenty-one (21) days from his receipt of this Agreement, unless extended in writing by the Employer, to consider the release provisions of this Agreement; (d) Coburn has been advised that he has seven (7) days following his execution of this Agreement to revoke the release provisions of this Agreement pertaining to any right or claim under the Act; and (e) the release provisions of this Agreement pertaining to any right or claim under the Act shall not become effective or enforceable until the revocation period of seven (7) days following Coburn’s execution hereof has expired (the “Effective Date”).

(b) Except for the Employer’s specific contractual rights and benefits under this Agreement and except as prohibited by law, the Employer hereby releases, acquits, quitclaims, and discharges Coburn, and his respective heirs, legal representatives, or assigns (collectively, the “Coburn Releasees”), of and from any and all actions, causes of action, claims, demands, damages, costs (including reasonable attorneys’ fees), loss of services, expenses, and compensation, and for all consequential, compensatory, actual, punitive, or liquidated damages, known or unknown, on account of, or in any way arising from the employment relationship between Coburn and the Employer, and any and all collateral matters pertaining thereto, whether directly, indirectly, or in any way connected with any Coburn Releasee. Provided however, the foregoing release does not cover any claim for which Coburn could not demand indemnification, reimbursement or payment pursuant to Section 2.4(b) of the 2006 Agreement. As part of the consideration for this Agreement, Employer Releasees agree that, to the extent permitted by law and except as otherwise required by law, they will not make or file any claim, charge, or lawsuit, or cooperate voluntarily in any investigation, lawsuit, or legal or administrative proceeding by any individual, entity, or agency, against or involving any Coburn Releasee, for or on account of any claim Employer Releasees may have or may have had against any Coburn Releasee in connection with Coburn’s employment relationship with the Employer, the matters referenced above, and/or the cessation of Coburn’s employment with the Employer.

5. STOCK OPTIONS.

(a) The Employer and Coburn recognize and agree that Coburn’s current outstanding stock options are as set forth below:

Grant Date	Exercise Price	Number Vested Options
6/17/1999	$6.6757	30,000.13
7/22/2005	$9.7596	5,925.94
7/22/2005	$9.7596	28,423.83
TOTAL		64,349.89

(b) Nothing in this Agreement affects or expands upon Coburn’s rights in the 64,349.89 stock options, and any such rights shall be governed by the terms of the underlying stock option grants.

6. STOCK. Nothing in this Agreement affects Coburn’s rights as the owner of 162,849 shares of the Bank’s stock.

7. SURVIVAL OF CERTAIN PROVISIONS OF 2006 AGREEMENT.

(a) The Employer and Coburn recognize and agree that Section 2.4 of the 2006 Agreement (along with any other necessary term to ensure the provision of the benefit) shall survive the execution of this Agreement notwithstanding the termination of Coburn’s employment.

(b) The Employer and Coburn recognize and agree that Article 6 of the 2006 Agreement shall survive the execution of this Agreement notwithstanding the termination of Coburn’s employment.

(c) The Employer and Coburn recognize and agree that Article 7 of the 2006 Agreement shall survive the execution of this Agreement notwithstanding the termination of Coburn’s employment; provided however, Section 7.1(a)1) is amended to read: “The Executive covenants and agrees not to compete directly or indirectly with the Employer for six months after September 19, 2008. For purposes of this section –

1)	the term ‘compete’ means

(a) inducing or attempting to induce any person who was a customer of the Employer on September 19, 2008 and any person who becomes a customer during the six-month restricted period to seek financial products or services from another financial institution.

(b) inducing or attempting to induce any individual who was an employee of the Employer on September 19, 2008 and any individual who becomes an employee during the six-month restricted period to end the employment relationship.”

8. LEGAL FEE REIMBURSEMENT. The Employer shall reimburse Coburn for the documented invoiced out-of-pocket fees and expenses reasonably incurred in connection with this Agreement and the activities which followed the Settlement Agreement entered into on August 18, 2008, by and between the Employer and the Shareholder Group as defined in such agreement; provided however, that such reimbursement shall not exceed thirty five thousand dollars ($35,000.00) in the aggregate. Such invoices need not include any detail that may be deemed to waive the attorney-client privilege between Coburn and his counsel. In accordance with the foregoing, the Employer shall promptly, but in no event later than five (5) business days after his request for reimbursement is made to the Employer, reimburse Coburn for such fees and expenses.

9. DISCLOSURE OBLIGATIONS. Notwithstanding anything in this Agreement, the Employer may make any disclosures in compliance with securities laws, rules, or regulations or accounting principles, or standards or interpretations without liability to Coburn; provided, however, that Coburn has approved the substance of the disclosure before its issuance.

10. ENTIRE UNDERSTANDING/AMENDMENTS. Except as otherwise stated herein, this Agreement contains the entire understanding between the Employer and Coburn as to the matters contained herein, and no conditions precedent or subsequent exist which are not contained herein. Except as stated herein, this Agreement replaces and supersedes the SERP Agreement (as amended), the 2006 Agreement and the Split Dollar Agreement. This Agreement may not be altered, amended, or revoked except by a written agreement signed by both the Employer and Coburn.

11. BINDING EFFECT. The Employer and Coburn recognize and agree that this Agreement is binding upon the Employer and Coburn and its/Coburn’s respective heirs, representatives, successors, and assigns, as applicable. Coburn further acknowledges that Coburn has carefully read this Agreement, which contains a release, and knows and understands the contents hereof and voluntarily executes the same as Coburn’s free act and deed, and that the terms of this Agreement are contractual and not a mere recital.

12. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.

13. SUCCESSORS AND ASSIGNS.

(a) This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to Coburn, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform if no such succession had occurred.

(b) This Agreement will inure to the benefit of and be enforceable by Coburn’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein.

14. HEADINGS. The headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

IN TESTIMONY WHEREOF, each the Corporation and the Bank have caused this instrument to be executed under seal by its respective duly authorized officer, and Coburn has hereunto set his hand, all effective as of the Effective Date.

CAPE FEAR BANK		JOHN CAMERON COBURN:

By:	/s/ James S. Mahan III	/s/ John Cameron Coburn
Its:	Chairman	John Cameron Coburn

Date: September 22, 2008		Date: September 19, 2008

CAPE FEAR BANK CORPORATION

By:	/s/ Walter Lee Crouch, Jr.
Its:	Chairman

Date: September 22, 2008

EXHIBIT A

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Agreement”) is made and entered into by and among Cape Fear Bank Corporation, a North Carolina corporation formerly known as Bank of Wilmington Corporation (the “Corporation”), Cape Fear Bank, formerly known as Bank of Wilmington, a bank chartered under North Carolina law and a wholly owned subsidiary of the Corporation (the “Bank”), and John Cameron Coburn (“Coburn”). The Corporation and the Bank are referred to in this Agreement individually and together as the “Employer.”

W I T N E S S E T H:

WHEREAS, Coburn is the Chairman, President and Chief Executive Officer of the Corporation and the Bank;

WHEREAS, Coburn has notified the Employer that he wishes to resign from these positions, effective September 19, 2008 (the “Resignation Date”), and the parties have reached an arrangement as to such resignation, as evidenced by a Resignation Agreement; and

WHEREAS, Coburn and the Bank are parties to that certain Salary Continuation Agreement entered into effective as of June 23, 2005 (the “SERP Agreement”); and

WHEREAS, Coburn’s termination of employment for Good Reason is an Early Termination as defined in Section 1.7 of the SERP Agreement; and

WHEREAS, upon Coburn’s Early Termination, the SERP Agreement provides that Coburn would be entitled to monthly benefits beginning on January 1, 2021; and

WHEREAS, Coburn and the Bank wish to amend the SERP Agreement so as to permit an accelerated lump sum payment of the Early Termination Benefit as a condition of the Resignation Agreement; and

WHEREAS, IRS Notice 2007-86 permits the parties to amend the SERP Agreement to accelerate the payment of the benefit into 2009 and to change the form of benefit from installments to a lump sum payment without causing such amendment to violate the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Employer and Coburn agree as follows:

1. Section 2.2 of the SERP Agreement is hereby amended to permit payment of the Early Termination Benefit in a lump sum on the first day of the seventh month after the Resignation Date.

2. In all other respects, the SERP Agreement remains unchanged.

IN TESTIMONY WHEREOF, each the Corporation and the Bank have caused this instrument to be executed under seal by its respective duly authorized officer, and Coburn has hereunto set his hand, all effective as of September 19, 2008.

CAPE FEAR BANK		JOHN CAMERON COBURN:

By:	/s/ James S. Mahan III	/s/ John Cameron Coburn
Its:	Chairman	John Cameron Coburn

CAPE FEAR BANK CORPORATION

By:	/s/ Walter Lee Crouch, Jr.
Its:	Chairman